Exhibit 11.2

CONSENT OF INDEPENDENT AUDITORS

To the Members of 181 High Street LLC

We consent to the inclusion in the Annual Report on Form 1-K of our report dated April 26, 2022, relating to the financial statements of 181 High Street LLC as of and for the years ended December 31, 2021 and 2020, which appears in such Annual Report.

Tysons, Virginia

April 29, 2022

Baker Tilly US, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.